Exhibit 99.1
DATE: September 30, 2008
FINANCIAL CONTACTS:
Stacey Weikel 610-320-8428 sweikel@sovereignbank.com
MEDIA CONTACTS: Andrew Gully 617-757-5513 agully@sovereignbank.com Ellen Molle 617-757-5573 emolle@sovereignbank.com
Sovereign Bancorp, Inc. Names Paul A. Perrault
President and Chief Executive Officer
PHILADELPHIA, PA (Sept. 30, 2008) — Sovereign Bancorp Inc., (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced that it has named Paul A. Perrault President and Chief Executive Officer, effective January 3, 2009. As part of the management change, Kirk W. Walters, Sovereign’s Executive Vice President and Chief Financial Officer, is being promoted to Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Also effective today, Mr. Walters will begin serving as interim President and CEO until Mr. Perrault joins the Company. Mr. Perrault will replace Joseph P. Campanelli who is leaving the bank to pursue other family and business interests. Mr. Campanelli has served as Sovereign’s President and Chief Executive Officer since October of 2006.
Directors Gonzalo de Las Heras, Ralph V. Whitworth and Brian Hard comprised the board’s executive search committee. Director de Las Heras is an executive vice president of Banco Santander, S.A., which owns 24.9 percent of Sovereign. Director Whitworth is Principal of Relational Investors, LLC, which owns 9.8 percent of Sovereign. Director Hard is President of Penske Truck Leasing.
In a joint statement, the committee members said, “With our business experience and major investments in Sovereign we believe we have an excellent understanding of what kind of executive leadership Sovereign needs. We conducted an extensive and vigorous search process involving a number of highly qualified candidates. We chose Paul Perrault because of his strong and seasoned banking skills and because of his impressive leadership record, which is punctuated by conservative risk management and strong customer-centric fundamentals. Paul’s background and proven record of leadership mesh perfectly with the no-glitz, back-to-basics formula Sovereign’s board has laid out for these challenging times. We were particularly impressed with the work Paul and Kirk did together at Chittenden Corp., a New England-based regional bank which operated in many of Sovereign’s markets before being acquired by Peoples United in 2007.”

The statement continued, “As we face the current challenges in our industry we know that there is a high premium on risk management, basic ‘blocking and tackling,’ and an intense focus on core banking principles. The volatility in the stock price this week underscores those challenges. It is also critical to know these facts:
•	Sovereign is well capitalized, according to all regulatory requirements.

•	Sovereign has unused committed liquidity of $12.0 billion from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve.

•	Sovereign has undertaken a methodical process to reduce risk in recent months, including the liquidation of its entire CDO portfolio.

•	Sovereign has only $200 million in debt maturing over the next 15 months at the holding company.

•	Sovereign is fundamentally sound by all financial and operational measures.
We’re confident that this team will greatly improve our leadership as we intensify our focus on the fundamentals of our core franchise and conservatively manage our balance sheet,” the statement said.
Mr. Perrault joins Sovereign after his tenure at Chittenden Corporation, where he served as CEO beginning in 1990 and Chairman and CEO from 1998 to 2007. Mr. Walters, who joined Sovereign in March 2008, was previously Executive Vice President and CFO at Chittenden Corp., working with Mr. Perrault.
“I’m excited to lead one of the great banking franchises in the Northeast,” said Mr. Perrault. “This is a time of significant challenges in the financial industry. We will meet those challenges by simplifying our business model, reducing risk and improving our service and products for all our customers. I look forward to re-joining Kirk and working with the veteran management team at Sovereign.”
For 20 years prior to joining Chittenden, Mr. Perrault, 57, served in various senior and executive positions in banks throughout New England. He is a graduate of Babson College in Wellesley, MA, and holds an MBA from the Boston College — Carroll School of Management in Newton, MA. He has spent his entire career in banking.
The company’s statement further stated, “On behalf of the entire Sovereign team, we thank Joe Campanelli for his hard work and dedication to Sovereign and to the communities the bank serves. He is leaving a bank that is on solid financial footing, in one of the most economically desirable regions of America, led by a strong management team.”
Mr. Campanelli said, “I’m extremely proud of my tenure at Sovereign Bank. In 2001, we set out to make Sovereign a household name. I’m happy to say we accomplished that goal while building a great franchise in retail and commercial banking.”
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
—END—